Exhibit 23.5

Consent of Nominee for Director

of Tankships Investment Holdings Inc.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1 and related prospectus as shall be held with the U.S. Securities and Exchange Commission, and any and all amendments thereto, of Tankships Investment Holdings Inc.

/s/ George Kokkodis
Name:	George Kokkodis
Date:	January 21, 2015